Exhibit 10.6

To:	VSEE HEALTH, INC.
Attention:	Imoigele Aisiku Co-Chief Executive Officer
(iaisiku@idocvms.com)

March 20, 2025

Re: Amendment No. 1

Dear Imoigele Aisiku:

Reference is made to the Equity Purchase Agreement, dated as of November 21, 2023 (as modified to the date hereof, the “Purchase Agreement”), by and between VSee Health, Inc. (formerly known as Digital Health Acquisition Corp.), a Delaware Corporation (together with its successors and permitted assigns, the “Company”), and [___________________](“Investor”); capitalized terms used but not defined herein are used as defined in the Purchase Agreement).

Subject to the terms and conditions set forth herein, as of the date hereof, the following Transaction Documents are hereby amended as follows:

Purchase Agreement

•	Section 1.23 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 1.23      “Floor Price” means $1.25, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, share split or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $1.25.

•	Section 6.01(d) (Amendments and Other Filings) of the Purchase Agreement is hereby amended by inserting the following at the end thereof to read in its entirety as follows:

The Company shall use commercially reasonable efforts to prepare and file with the SEC a post-effective amendment to the Registration Statement in connection with any adjustment to the Floor Price within five (5) Trading Days following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

•	Article VI (Covenants) of the Purchase Agreement is hereby amended by inserting the following at the end thereof to read in its entirety as follows:

Section 6.20      Instruction Letter to Transfer Agent. The Company shall deliver to the transfer agent an instruction letter reserving an additional amount of shares of Common Stock in connection with any adjustment to the Floor Price within five (5) Trading Days of the Second Closing Date (as defined in the Securities Purchase Agreement, dated as of September 30, 2024, by and among the Company and [________________], as amended).

This amendment is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Purchase Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and the provisions in this amendment amending the Purchase Agreement shall be read together and construed as a single agreement with the Purchase Agreement. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document (in each case, other than any failure to comply with any provision of a Transaction Document amended hereby that would not have been a failure if such Transaction Document had been amended as provided herein prior to the date hereof) or (B) commit or otherwise obligate the Investor to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents.

In further consideration for the execution of this amendment by the Investor and without limiting any rights or remedies the Investor may have, the Company hereby releases the Investor (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other Losses of the Company or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of the Company or any of its Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and the Company or any Subsidiary of the Company. The Company, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, this amendment is subject to various interpretative and miscellaneous sections set forth in the Purchase Agreement and other Transaction Documents that apply expressly to all Transaction Documents, located principally Article XII (Miscellaneous) of the Purchase Agreement (but also, without limitation, in Article V (Indemnification) thereof), including Section 6.11 (Expenses) thereof and Sections 12.02 (Entire Agreement; Amendments), 12.01 (Counterparts), and Article XI (Notices). In addition, without limitation, (a) Article IX (Choice of Law/Jurisdiction) thereof provides that this amendment shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws and that any action between the parties shall be heard in New York County, New York, and the parties expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this amendment. The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference. The Company hereby reaffirms that the representations and warranties of the Company contained in any Transaction Document shall be true and correct as of the date hereof (unless expressly made as of an earlier date herein in which case they shall be accurate as of such date). No approval, consent, authorization, notice to, or any other action by, any Person other than any governmental authority is required to lower the Floor Price.

[Signature Pages Follow]

This amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

[___________________],
as Investor

By:
Name:
	Title:	Authorized Signatory

Accepted and Agreed
As of the Date First Written Above:

VSEE HEALTH, INC.,
as Company

By:	/s/ Imoigele Aisiku
Name:	Imoigele Aisiku
Title:	Co-Chief Executive Officer